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                                                                    EXHIBIT 10.9




                        REAL ESTATE ACQUISITION CONTRACT

                            AND ESCROW INSTRUCTIONS


                                    Between


                     STONEGATE LEWISVILLE ASSOCIATES, LTD.,
                        a California Limited Partnership

                                   ("Seller")


                                      and


                      WALDEN RESIDENTIAL PROPERTIES, INC.,
                             a Maryland corporation

                                   ("Buyer")
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                        REAL ESTATE ACQUISITION CONTRACT

                            AND ESCROW INSTRUCTIONS


         THIS CONTRACT is made and entered into as of the ____________ day of May, 1996 (the "Effective Date"), by and between STONEGATE LEWISVILLE ASSOCIATES, LTD., a California Limited Partnership ("Seller"), and WALDEN RESIDENTIAL PROPERTIES, INC., a Maryland corporation ("Buyer").


                              W I T N E S S E T H:

         In consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:

         Section 1.       Property to be Conveyed.

         Subject to the terms, provisions and conditions hereinafter set forth, Buyer hereby agrees to buy and Seller hereby agrees to sell the "Property" as herein defined. For purposes hereof, "Property" shall mean:

                 (i) title in fee simple to that certain tract of land situated in the City of Austin, State of Texas (the "Land"), as more fully described in Exhibit "A" attached hereto, together with all improvements thereon, consisting of the apartment complex containing a total of 416 units and commonly known as Ashbury Parke Apartments, together with all of the Seller's right, title and interest in and to all of Seller's fixtures thereon and therein (hereinafter referred to collectively as the "Improvements"), and all of Seller's rents, rights, titles and interest appurtenant thereto (the Land, the Improvements and such appurtenant rights, titles and interest being hereinafter referred to collectively as the "Real Property" or "Complex");

                 (ii) the items referred to in Exhibit "B" hereto and all tangible personal property owned by Seller and located upon and used in connection with the Real Property, including but not limited to carpets, appliances, furniture, equipment, hardware and all other materials presently stored within the Real Property (hereinafter referred to as the "Personal Property"); and

                 (iii) all of Seller's right, title and interest in and to all contracts and other intangible rights such as leases or maintenance, service or utility contracts, prepaid rents and tenant security or other refundable deposits, telephone numbers and listings, and other property (real, personal or mixed) that relate solely to the ownership, maintenance, or operation of the Real Property, as more particularly provided for in Exhibit "C" hereto (hereinafter referred to collectively as the "Assigned Property").





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         The Real Property, Personal Property, and Assigned Property are
hereinafter referred to collectively as the "Property". The Property shall be conveyed by Seller to Buyer, free and clear of all liens of whatsoever nature ("Encumbrances"), except the Permitted Encumbrances, as defined in Section 4 hereof, and such Additional Encumbrances, if any, as may be permitted, pursuant to Section 4(c) hereof.

         Section 2.       Acquisition Price.

         The acquisition price ("Acquisition Price") to be paid by Buyer to Seller for the Property shall be Thirteen Million Five Hundred Thousand Dollars ($13,500,000) payable in cash at closing ("Cash Payment").

         Section 3.       Escrow Money.

         Upon the execution of this Contract, Buyer shall deliver to Heritage Title Company, at their offices in Austin, Texas ("Title Company"), cash or other readily available funds ("Deposit"), in the amount of One Hundred Thousand Dollars ($100,000) to be held by Title Company for the benefit of Seller in escrow and to be delivered by Title Company in accordance with the provisions hereof. Upon the End of Due Diligence as set forth in Section 4(e) below, the Buyer will deposit an additional One Hundred Thousand Dollars ($100,000) ("Additional Deposit") into escrow upon the same terms and conditions as the original Deposit. The Deposit and the Additional Deposit, hereinafter jointly referred to as the "Escrow Money", shall be fully refundable and immediately delivered to Buyer in the event of a termination of this Agreement pursuant to any specified termination right provided Buyer hereunder. In any other case, the Deposit shall be refunded to Buyer only in the event that the closing does not occur and such failure results from a failure by Seller to fulfill its obligations (including the truth of all representations and warranties of Seller contained herein) under this Contract.

         Section 4.       Title Report, Survey & Other Information.

         (a) Within five (5) days after the Effective Date, or as soon thereafter as is practical, Seller, at its sole cost and expense, shall deliver or cause to be delivered or make available at the Property to Buyer for the Complex, those documents set forth in Exhibit "E" attached hereto and made a part hereof.

         (b) As soon as reasonably possible following the Effective Date, Seller shall, at its sole cost and expense, cause to be delivered to Buyer an ALTA "as-built" survey of the Land ("Survey"), prepared or updated by a registered land surveyor, civil engineer or professional engineer.

         (c) Buyer may notify Seller of any objections Buyer may have with respect to the Encumbrances disclosed by the Title Report or Survey. "Encumbrances" shall mean all liens, restrictions, reservations, outstanding mineral rights, leases, easements, rights-of-way, encroachments,





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and other matters affecting title to the Real Property and all exceptions, printed or typed, to be included in the Seller's Title Policies provided for in
Item 5 of Exhibit "D" hereof. Buyer may elect to obtain additional title endorsements, but in such event Buyer shall arrange for all of the documents required by the Title Company at Buyer's expense and Buyer shall pay the additional cost of such additional title endorsements. If Buyer does not so notify Seller within seven (7) days after the Title Report and the Survey have been delivered to Buyer, but in no event later than six (6) calendar days prior to the End of Due Diligence, then Buyer shall be deemed to have waived any objections to the Encumbrances disclosed in the Title Report or Survey, and such Encumbrances shall be "Permitted Encumbrances," and Buyer shall purchase the Property subject to such Permitted Encumbrances. Seller shall within three
(3) business days after receipt of such notice from Buyer, give written notice to Buyer (the "Response") stating either that (i) Seller will not attempt to remove any or all of such disapproved exceptions, or (ii) Seller will attempt to eliminate any or all of such disapproved exceptions. If Seller elects not to eliminate all of such disapproved exceptions (the "Additional Encumbrances"), Buyer must prior to the End of Due Diligence elect in writing to:

                 (i) terminate this Contract by giving written notice thereof to Seller, whereupon the Escrow Money shall be refunded to Buyer free and clear of all rights and claims by Seller and neither party shall have any further rights or obligations hereunder, or

                 (ii) consummate the purchase of the Property subject to any or all of the Additional Encumbrances and without adjustment to the Acquisition Price.

                 If Seller elects in its Response to eliminate such disapproved exceptions but fails to eliminate any such matters on or prior to Closing, Buyer may elect in writing: (i) to waive such disapproval(s) and to accept title to the Property subject to such defects in title and without adjustment to the Acquisition Price, (ii) to specifically enforce Seller's obligation to eliminate such disapproved exceptions, or (iii) to terminate this Contract, as its sole and exclusive remedy. Upon termination of this Contract as aforesaid, Buyer shall be entitled to the Escrow Money refund.

         (d) Upon the execution of this Contract, Buyer, at its sole cost and expense, shall be entitled to examine the state of title, the survey, and to examine the physical condition of the Complex, including all mechanical equipment, together with Seller's books and records, operating statements, expense reports, operations records, leases, contracts, property tax records, and any and all other matters pertaining to the ownership of the Property, including those items set forth in Exhibit "E" attached hereto and made a part hereof which items shall be delivered or made available at the Property to Buyer no later than five (5) days after the Effective Date. All of such inspections shall require the prior written approval of Seller and shall be completed no later than the End of Due Diligence. Buyer, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies (in an amount not less than One Million Dollars ($1,000,000)) insuring against claims arising as a result of the inspection of the Property being conducted by Buyer. Prior to commencing any tests, studies and investigations, Buyer shall deliver to Seller a certificate of insurance evidencing the existence of the aforesaid policies and naming Seller as an additional insured.





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Upon Seller's request, Buyer shall promptly provide Seller with copies of all inspection reports. Buyer shall have the further right upon reasonable prior notice and during normal business hours to interview any persons involved in the management or operation of the Complex. If Buyer objects to any of the matters herein referred to, then Buyer shall give written notice thereof to Seller on or before 5:00 p.m. Dallas, Texas time, on the thirty-fifth (35th) day following the Effective Date ("End of Due Diligence"), whereupon:

                 (i) Buyer may, at its option, for any reason whatsoever, terminate this Contract by giving written notice thereof at or prior to the expiration of the End of Due Diligence, whereupon the Escrow Money shall be refunded to Buyer free and clear of all rights and claims by Seller with respect thereto and neither party shall have any further rights or obligations hereunder; or

                 (ii) Buyer may waive such objections and proceed as if this Section 4(d) were satisfied.

         If Buyer fails timely to give any such notice, then Buyer shall be deemed to have elected alternative (ii).

         Buyer, at its sole cost and expense, and to the fullest extent permitted by law, hereby agrees to and shall indemnify, defend, protect and hold harmless Seller, its partners, and the directors, officers, agents and employees of its partners, from and against any and all loss, damage, cause of action, cost, claim, expense, mechanic's lien, materialmen's lien and any liability of any kind whatsoever, including, without limitation, attorney's fees (collectively, a "Claim"), incurred by Seller or affecting the Property in connection with or arising out of any such inspection of the Property, except for any Claims arising out of the sole negligence of Seller. Buyer's obligations set forth in the immediately preceding sentence shall survive the termination of this Contract or the Closing.

         (e) Buyer's obligation to close hereunder is further conditioned upon Buyer obtaining, at Buyer's sole cost and expense, a Phase I Environmental Report from a consultant satisfactory to Buyer. The scope of any such environmental inspection shall not include any intrusive testing or soil sampling, unless Buyer shall have obtained the prior written approval of Seller, which consent shall not be unreasonably withheld or delayed. Should Buyer elect to obtain such report, Buyer shall order such report no later than ten (10) days after the Effective Date. Upon Seller's request, Buyer shall promptly provide Seller with a copy of such report. On or prior to five (5) days after receipt by Buyer of such report, but in no event later than six (6) calendar days prior to the End of Due Diligence, Buyer shall give written notice to Seller specifying any matters shown on such report which are disapproved by Buyer. Seller shall within three (3) business days after receipt of such notice from Buyer, give written notice to Buyer (the "Environmental Response") stating either that (i) Seller will not attempt to remove any or all of such disapproved matters, or (ii) Seller will attempt to eliminate any or all of such disapproved matters. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation, and assumes no obligation, to remove or remediate any matters disclosed by such report. If Seller elects not to eliminate all of such disapproved matters,





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Buyer must prior to the End of Due Diligence elect in writing: (i) to waive such disapproval(s) and accept the Property subject to such matters and without adjustment to the Acquisition Price, or (ii) to terminate this Contract, as its sole and exclusive remedy. If Seller elects in its Environmental Response to eliminate such disapproved matters but fails to eliminate any such matters on or prior to Closing, Buyer may elect in writing: (i) to waive such disapproval(s) and to accept title to the Property subject to such matters and without adjustment to the Acquisition Price, (ii) to specifically enforce Seller's obligation to eliminate such disapproved matters, or (iii) to terminate this Contract, as its sole and exclusive remedy.

         Section 5.       Closing.

         (a) The closing of escrow ("Closing") of the conveyance of the Property by Seller to Buyer shall occur on or before the sixty-fifth (65th) day following the Effective Date, or on such other date as may be agreed between the parties in writing. If the date for the Closing or the deadline for any notice to be provided hereunder is a Saturday, Sunday, or holiday for Title Company, the County Recorder or a banking holiday, then such date shall occur on the first business day thereafter that is not a Saturday, Sunday, or such a holiday. Such actual date of Closing is hereinafter referred to as the "Closing Date". The Closing shall occur in the offices of Title Company or at such other place as may be agreed to by the parties hereto.

         (b) At or prior to Closing, Seller, at its sole cost and expense, shall deliver or cause to be delivered to Buyer, all documentation referred to and set forth on Exhibit "D" attached hereto and made a part hereof. The forms of Special Warranty Deed, Bill of Sale, Assignment of Leases and Assignment of Contracts shall be mutually acceptable to Buyer and Seller.

         (c) At the Closing, Buyer, at its sole cost and expense, shall deliver to or cause to be delivered to Seller the following:

                 (i) The Cash Payment less any deposits already received by Seller or Escrow Money remaining on deposit with Title Company.

                 (ii) Such other documents as may be reasonably required by Title Company.

         (d) Seller, with no right of off-set against delinquent rentals, shall transfer to Buyer through appropriate credits at the Closing all security and other deposits of tenants of space in the Complex at the Closing ("Tenant Deposits"). Buyer shall become responsible for the Tenant Deposits to the extent that such Tenant Deposits are specifically transferred to Buyer at the Closing. Seller agrees to indemnify and hold Buyer harmless from and against any and all liabilities, claims, demands and expenses of any kind which are related to Tenant Deposits of tenants which are not transferred by Seller to Buyer. Such Tenant Deposits shall be transferred at the Closing. Buyer agrees to execute an acknowledgment to each tenant for whom a Tenant Deposit is transferred to Buyer. Seller covenants and agrees to deliver such acknowledgments to the tenants.





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         (e)     All non-delinquent rents (with no right of off-set or
deduction in favor of Seller), taxes, assessments, utilities (to the extent not billed separately and including regular periodic charges for telephone, but special telephone charges such as for long distance calls, shall be paid according to the date on which such were incurred), trash pickup, and other services (if Buyer continues such services), shall be prorated as of midnight on the day immediately preceding the Closing Date. Seller shall pay to Buyer all unearned advanced rent. From and after the Closing, Buyer shall collect all rents relating to each Complex and, on a monthly basis, shall remit to Seller all rents, if any, attributable to the period of time prior to the Closing Date; provided, however, that Buyer shall remit such rents only if, as, and when received, that all rents collected by Buyer shall be applied first to rents accruing during the period from and after the Closing Date and any balance shall be applied to the period of time prior to the Closing Date.
Buyer shall use its best efforts to collect past due rents attributable to the period of time prior to the Closing Date; provided, however, Buyer shall have no obligation to institute legal proceedings to collect such delinquent rents. The provisions of this Section 5(e) shall survive the Closing.

         (f) Buyer shall pay its attorney's fees relating to the preparation and negotiation of this Contract and the closing documents hereunder, one-half ( 1/2) of any escrow fees, any and all transfer or excise tax or documentary stamps applicable to this transaction, as well as costs attributable to any extended coverage or title endorsements to Buyer's policy of title insurance. Seller shall pay its attorney's fees relating to the preparation and negotiation of this Contract and the closing documents hereunder, the costs of Owner's Standard Policy of Title Insurance, recording costs, and one-half (1/2) of any escrow fees.

         (g) Seller shall deliver to Buyer possession of the Property upon completion of the Closing, subject to the tenant's rights of possession.

         (h) Representatives of Seller and Buyer shall meet in the offices of Title Company in Austin, Texas, or such other location as agreed between the parties at 10:00 a.m. on the business day immediately preceding the Closing Date and shall review all Closing documentation and financial information to be included in the closing statements. The said information shall include security deposits, escrow account balances, and all items of expense or income which are to be prorated. Preliminary closing statements shall be prepared at such meeting and adjusted for any changes occurring between the date of such meeting and the Closing Date. All prorations shall be made such that Buyer is credited or debited with all matters for the Closing Date.

         (i) All items to be prorated between Seller and Buyer, as well as other charges and credits reflected on the closing statements of the parties, shall be based upon the best information available to the parties at the time of Closing. In the event ad valorem taxes have not been assessed for the year of Closing, or in the event that the tax rate has not been established by any taxing authority having jurisdiction over the Property, then ad valorem taxes shall be prorated based upon the estimates by Title Company of the expected ad valorem taxes for the taxable year in which the Closing occurs. In the event, following Closing, either party discovers that any item prorated, charged, or credited pursuant to the provisions of this Section 5 was erroneous, or was based upon





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an inaccurate estimate, then such party shall notify the other party of such error and an appropriate adjustment shall be made between the parties so that any such item will have been correctly and accurately prorated, charged, or credited between the parties. Any such amount shall be due and payable ten
(10) days following demand for payment thereof accompanied by such documents as may reasonably be required to establish the accuracy of such adjustment. The provisions of this Section 5(i) shall survive the Closing.

         Section 6.       Warranties by Seller and Buyer.

         (a) Seller makes the following covenants, representations, and warranties and acknowledges that Buyer is relying on said representations, covenants and warranties. As used herein, the term "Seller's knowledge" shall mean and refer to the current actual knowledge of Sean Breslin and Sue Vickery without independent investigation or duty of inquiry other than inquiry of the current property manager.

                 (i) Except for those leases set forth on the rent roll to be delivered by Seller to Buyer (the "Rent Roll"), there are no leases relating to the Complex or any part thereof;

                 (ii) Except as disclosed on the Rent Roll, Seller is not in default under any of such leases, and to Seller's knowledge, no tenant is in default under such lease;

                 (iii) Except as disclosed on the Rent Roll, there are no rents prepaid under the leases referred to in this Contract for a period of greater than one month, nor have special concessions been granted under said leases;

                 (iv) Except as disclosed on Exhibit "C" or otherwise made available to Buyer, there are no service contracts, licenses, franchise agreements, management agreements or other contracts or agreements affecting any of the assets being transferred pursuant to this Contract which extend beyond the close of the Escrow that are not terminable at will or prior to Closing without cost to Buyer;

                 (v) There are no material claims, actions, suits or other proceedings, including condemnation or boundary disputes pending or, to Seller's knowledge, threatened, by any governmental department or agency or any other corporation, partnership, entity or person whomsoever, which in any manner or to any extent may materially affect the Property or otherwise detrimentally affect Buyer's right, title or interest in and to the Property or the value of the Property, except unlawful detainer or insured actions;

                 (vi) Seller has not received any written notice of, nor does Seller have any current actual knowledge of any material violation of applicable zoning, environmental protection, use and building codes or other regulations and ordinances, administrative and judicial orders or holdings and covenants running with the land with respect to the Real Property;





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                 (vii)    The execution and delivery of this Contract and all
         documents to be executed by Seller pursuant to this Contract have been duly authorized; this Contract and said other documents create legal, valid and binding obligations of Seller, enforceable in accordance with their terms, except as their enforceability would be affected by the laws applicable to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other statutory or case law affecting the transfer of title to real property;

                 (viii) Sewage, water, telephone, gas and electrical services are available to the Improvements on the Real Property;

                 (ix) Seller has been duly formed, duly organized, validly existing and is in good standing under the laws of the State of California;

                 (x) The financial statements delivered to Buyer as Item 5 of Exhibit "E" fairly represent the results of operations of the Complex and are true and correct in all material respects;

                 (xi) To Seller's knowledge, neither this Contract, nor any other financial statement, document, representation or other instrument, furnished, made or delivered by Seller to Buyer in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits a material fact required to be stated which would have a material adverse impact on the Real Property;

                 (xii) Seller has properly and timely filed all tax returns and reports relating to the Property required to be filed with all appropriate federal, foreign, state and local taxing authorities and commissions and has paid all real estate taxes and assessments relating to the Property, including interest and penalties where applicable, required to have been paid to the date of this Contract, and will do so through the Closing Date;

                 (xiii) Seller is not a foreign person or entity under the Foreign Investment in Real Property Tax Act of 1980, as amended, and no taxes or withholding under the Foreign Investment in Real Property Tax Act of 1980, as amended, shall be assessed or applied to Buyer in connection with the transaction contemplated hereby;

                 (xiv) Seller is the owner of good and indefeasible fee simple title to the Real Property described in Exhibit "A" attached hereto, subject to the Permitted Encumbrances, any Additional Encumbrances and the leases as disclosed on the Rent Roll;

                 (xv) Seller is the owner of good title to the Personal Property described in Exhibit "B" attached hereto, or is the lessee/vendor under equipment leases or conditional sale contracts of such Personal Property as identified on Exhibit "C" attached hereto (and all such equipment leases and conditional sales contracts, if any, are to Seller's knowledge valid and subsisting, and in full force and effect, without default and without modification except as set





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         forth in Exhibit "C" attached hereto); and Seller's title to the
         Personal Property is free and clear of any and all liens, security interest, conditions, restrictions, agreements, encumbrances or the like filed or unfiled except those exceptions expressly identified on Exhibit "C" attached hereto; and

                 (xvi)    Actions in the Ordinary Course of Business.

                         (1) Seller will, through Close of Escrow, continue to maintain all of its usual business books and records in accordance with past practices;

                         (2) Seller will continue, through Close of Escrow, to pay all of the current debts and obligations of the Property as they become due, prior to the Close of Escrow;

                         (3) Except in the ordinary course of business in accordance with Seller's past practices and upon the same basis as other tenants of the Property, upon the execution of this Contract and prior to Closing, Seller will not enter into any new lease or amend any existing lease without Buyer's consent.

         (b) Buyer makes the following covenants, representations, and warranties and acknowledges that Seller is relying on said representations, covenants and warranties:

                 (i) Buyer has been duly formed, duly organized, validly existing and is in good standing under the laws of the State of Maryland.

                 (ii) The execution and delivery of this Contract and all documents to be executed by Buyer pursuant to this Contract have been duly authorized; this Contract and said other documents create legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, except as their enforceability would be affected by the laws applicable to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other statutory or case law affecting the transfer of title to real property;

         (c) All representations and warranties contained herein or made in writing by Seller and/or Buyer in connection with the transactions herein provided for shall be true and correct on the date hereof and on the Closing Date and liability for misrepresentation or breach of warranty or covenant shall survive the execution and delivery of this Contract and the Closing for a period of six (6) months.

         (d) Buyer acknowledges that it is knowledgeable and experienced about properties similar to the Property and that, except for those representations of Seller set forth herein, it is relying entirely on its own experience, expertise, inspection and study regarding the condition (including title, physical and environmental) and prospects for development of the Property. Buyer agrees that it is purchasing and accepting the Property "AS IS" and subject to all faults of every kind and nature





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whatsoever, whether latent or patent, whether now or hereafter existing, and
Buyer has based its purchase decision solely upon Buyer's inspection of the Property. Buyer shall acquire the Property subject to any and all laws, ordinances, requirements, limitations, restrictions, regulations and codes which are or may be imposed on the Property by any governmental or quasi-governmental authority having any jurisdiction thereof, except to the extent the same constitute an Encumbrance on the Property which does not become a Permitted Encumbrance pursuant to the terms of Section 4 hereof. Seller makes no warranties in this transaction, except as set forth in this Contract and other closing documents. Buyer further represents and warrants to Seller that Buyer has not relied, and will not rely, upon any other representation or statement, or the failure to make any representation or statement, by Seller or Seller's agents or employees or by any person acting, or purporting to act, on behalf of Seller. Buyer specifically agrees that Seller shall not be obligated to do any work in connection with the Property and that Seller shall not be responsible for any work or improvement necessary to cause the Property to meet any applicable law, ordinance, regulation and code or to be suitable for any particular use. Buyer further acknowledges that Buyer shall be entitled to conduct an environmental investigation of the Property, and that Buyer will rely upon the results of such environmental investigation in making its decision whether or not to purchase the Property. As of the Closing Date, Buyer releases Seller from any and all liability in connection with any claims which Buyer may have against Seller, for damage, loss, compensation, contributions, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of Hazardous Substances (as defined below) at, on, under or about the Property, or arising under any Environmental Laws (as defined below), or relating in any way to the quality of the indoor or outdoor environment at the Property including, without limitation, any right of contribution under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). As used herein, the term "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively, the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to petroleum, refined petroleum products, waste oil, waste aviation or motor vehicle fuel, asbestos, lead in water, paint or elsewhere, radon, Polychlorinated Biphenyls (PCB's) and ureaformaldehyde. Notwithstanding anything to the contrary contained in this Agreement, Buyer's release of Seller contained herein shall survive the Closing.

         (e) Provided that Buyer has notified Seller thereof in writing prior to the End of Due Diligence, Seller shall terminate any or all Assigned Property on or prior to the Closing to the extent that such Assigned Property is terminable.

         Section 7.       Waiver.

         The waiver by any party hereto of any right granted to it hereunder shall not be deemed to be a waiver of any other right granted herein, nor shall same be deemed to be a waiver of a subsequent right obtained by reason of the continuation of any matter previously waived.

        Section 8.       Breach.

         (a) If any of Seller's representations or warranties herein are false, or if Seller fails to perform any of its obligations hereunder for any reason other than the termination of this Contract by Seller or Buyer pursuant to a right to terminate expressly set forth in this Contract, or Buyer's failure to perform its obligations under this Contract, then Buyer, at its option, shall have the right:

                 (i) To terminate this Contract by giving written notice thereof to Seller, whereupon the Escrow Money shall be refunded to Buyer free and clear of all rights and claims by Seller with respect thereto and neither party shall have any further rights or obligations hereunder; or

                 (ii) to pursue any other rights or remedies available at law, including the enforcement of specific performance of the obligations of Seller under this Contract.

         (b) IF BUYER FAILS TO PERFORM ANY OF ITS OBLIGATIONS HEREUNDER FOR ANY REASON OTHER THAN THE TERMINATION OF THIS CONTRACT BY SELLER OR BUYER PURSUANT TO A RIGHT TO TERMINATE EXPRESSLY SET FORTH IN THIS CONTRACT, IF ANY, OR THE FALSITY OF ANY OF SELLER'S REPRESENTATIONS OR WARRANTIES HEREIN, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, SHALL HAVE THE RIGHT TO TERMINATE THIS CONTRACT BY GIVING WRITTEN NOTICE THEREOF TO BUYER, WHEREUPON THE ESCROW MONEY SHALL BE DELIVERED TO SELLER AS LIQUIDATED DAMAGES FREE AND CLEAR OF ALL RIGHTS AND CLAIMS WITH RESPECT THERETO BY BUYER, AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER. SUCH AMOUNT IS AGREED UPON BY AND BETWEEN SELLER AND BUYER AS LIQUIDATED DAMAGES DUE TO THE DIFFICULTY AND INCONVENIENCE OF ASCERTAINING AND MEASURING ACTUAL DAMAGES, AND THE UNCERTAINTY THEREOF, AND NO OTHER DAMAGES, RIGHTS OR REMEDIES SHALL IN ANY CASE BE COLLECTIBLE, ENFORCEABLE OR AVAILABLE TO SELLER OTHER THAN IN THIS SECTION 8(b) DEFINED, BUT SELLER SHALL ACCEPT SAID PAYMENT OF THE ESCROW MONEY AS SELLER'S TOTAL DAMAGES AND RELIEF.

            __________________________                 _________________________

                 "SELLER"                                  "BUYER"

         Section 9.       Limitation of Liability.

         (a) No general or limited partner of Seller, or any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any manner or thing whatsoever under, in connection with, arising out of, or in any way related to this Contract and the transactions contemplated herein, and Buyer hereby waives for itself and anyone who may claim, by, through or under Buyer all rights to sue or recover on account of such alleged personal liability. Seller's sole liability shall be limited to Seller's interest in the Property.

         (b) This Contract and all documents, agreements, understandings, and arrangements relating to this transaction have been executed by the undersigned in his/her capacity as an officer or director of Buyer which has been formed as a Maryland corporation pursuant to the Articles of Incorporation of Buyer, and not individually, and neither the directors, officers or stockholders of Buyer shall be bound or have any personal liability hereunder or thereunder. Seller shall look solely to the assets of Buyer for satisfaction of any liability of the Buyer in respect of this Contract and all documents, agreements, understandings and arrangements relating to the transaction contemplated by this Contract and will not seek recourse or commence any action against any of the directors, officers or stockholders of Buyer or any of their personal assets for the performance or payment of any obligation hereunder or thereunder.

         Section 10.      Taking by Eminent Domain.

         Seller and Buyer agree that if all or any portion of the Property is taken or threatened to be taken by eminent domain prior to the Closing, then Buyer shall have the right by notice in writing to Seller given within ten (10) days after Buyer receives notification in writing of such taking to either (i) proceed with the Closing without adjustment to the Acquisition Price, in which event Seller shall as of the Closing assign and deliver to Buyer all of the award for such taking, or (ii) terminate all obligations of the parties under this Contract and require the return of the Escrow Money. If Buyer fails to notify Seller of Buyer's election within said ten (10) day period, then it shall be deemed that Buyer has elected to proceed with the Closing.

         Section 11.      Destruction or Damage Prior to Closing.

         If, from and after the execution hereof and prior to the Closing, any part of the Improvements or Personal Property are destroyed or damaged, the repair or replacement of which would cost in excess of Three Hundred Thousand Dollars ($300,000.00), then Buyer shall have the option, which must be exercised by it within ten (10) days after its receipt of written notice from Seller advising of such destruction or damage, to terminate this Contract or to proceed with the Closing without adjustment to the Acquisition Price. In the event Buyer does not elect to terminate this Contract, Seller agrees to assign to Buyer as of the Closing, all casualty insurance proceeds payable by reason of such destruction or damage and Seller shall pay for any deductible under such casualty insurance. If Buyer elects to terminate this Contract, then the Escrow Money shall be returned to Buyer and neither party shall have any further liability hereunder. If Buyer fails to notify Seller of Buyer's election within said ten (10) day period, then it shall be deemed that Buyer has elected to proceed with the Closing.

         Section 12.      Agents.

         (a) Anything to the contrary contained herein notwithstanding, Seller and Buyer acknowledge Reid Bogert ("Bogert") as the broker of record, and Buyer agrees to pay all commissions due and payable to Bogert (the "Bogert Commission") upon the Close of Escrow.

         Seller represents and warrants that except for the Bogert Commission, Seller has not entered into any agreement which might result in Buyer's obligation to pay any brokerage commission, finder's fee or other compensation with respect to the transaction contemplated hereby. Seller agrees to indemnify and hold harmless Buyer from and against any losses, damages, costs and expenses (including attorney's fees) incurred by Buyer by reason of any breach or inaccuracy of the representation and warranty contained in this
Section 12.

         (b) Buyer represents and warrants that except for the Bogert Commission, Buyer has not entered into any agreement which might result in Seller's obligation to pay any brokerage commission, finder's fee or other compensation with respect to the transaction contemplated hereby. Buyer agrees to indemnify and hold harmless Seller from and against any losses, damages, costs and expenses (including attorney's fees) incurred by Seller by reason of any breach or inaccuracy of the representation and warranty contained in this
Section 12.

         (c)     The provisions of this Section 12 shall survive the Closing.

         Section 13.      Indemnification.

         Seller agrees to indemnify, defend, protect and hold Buyer harmless from and against any and all liabilities, claims, demands, and expenses, of any kind or nature arising or accruing by reason of any acts or omissions that occurred prior to the Closing Date and which are in any way related to the ownership, maintenance, or operation of the Property, and all expenses related thereto; including, without limitation, court costs and attorney's fees. Buyer agrees to indemnify, defend, protect and hold Seller harmless from and against any and all liabilities, claims, demands and expenses of any kind or nature arising or accruing by reason of acts or omissions that occur from and after the Closing Date and which are in any way related to the ownership, maintenance or operation of the Property, and all expenses related thereto; including without limitation, court costs and attorney's fees. In the event either party hereto receives notice of a claim or demand against which; it is entitled to indemnification pursuant to this Section 13, such party shall promptly give notice thereof to the other party to this Contract. The party obligated to indemnify shall immediately take such measures as may be reasonably required to properly and effectively defend such claim, and may defend same with counsel of its own choosing approved by the other party (which approval shall not be unreasonably withheld or delayed). In the event the party obligated to indemnify fails to properly and effectively defend such claim, then the party entitled to indemnification may defend such claim with counsel of its own choosing at the expense of the party obligated to indemnify.

         Section 14.      Notices.

         Any notice required or permitted hereunder shall be in writing, with copies as provided below. Notice shall be deemed effective upon receipt by the party to be notified or upon deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, by Federal Express or other overnight air courier, or by facsimile provided that a confirming copy is sent by certified mail, addressed to the party to be notified at the address hereinafter specified. Either party may change its address upon at least three (3) days prior written notice to the other party.



         TO SELLER:               Stonegate Lewisville Associates, Ltd.
                                  c/o Clayton, Williams & Sherwood
                                  800 Newport Center Drive, Suite 400
                                  Newport Beach, CA 92660
                                  Attn: Gary Carmell
                                  Fax No.:  (714) 640-4931

         COPY TO:                 Riordan & McKinzie
                                  333 South Grand Avenue, 29th Floor
                                  Los Angeles, CA 90071
                                  Attn:  Aaftab Esmail, Esq.
                                  Fax No.:  (213) 229-8550

         TO BUYER:                Walden Residential Properties, Inc.
                                  One Lincoln Center
                                  6400 LBJ Freeway, Suite 400
                                  Lockbox 45
                                  Dallas, Texas 75240
                                  Attention: Marshall B. Edwards, President
                                  Fax No.:  (214) 788-1550

         COPY TO:                 Munsch Hardt Kopf Harr & Dinan
                                  1445 Ross Avenue
                                  Dallas, TX 75202
                                  Attn:  Robin Minick, Esq.
                                  Fax No.:  (214) 855-7584


         Section 15.      Modification.

         This Contract constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and no modifications or changes hereof shall be binding on either party hereto unless set forth in writing, duly executed by the parties hereto.

         Section 16.      Assigns.

         This Contract shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns. This Contract may not be transferred or assigned by Buyer, provided, however, Buyer may assign this Contract to a subsidiary or affiliate of Buyer. In the event of any assignment hereof by either party hereto, any reference herein to such party shall refer to such party's assignee.

         Section 17.      Law Governing.

         This Contract shall be governed by and construed in accordance with the laws of the State of Texas.

         Section 18.      Counterparts.

         It is specifically agreed that this contract may be executed in one or more counterparts, all of which shall be taken together to constitute but one and the same instrument and shall be binding upon each party who may sign a counterpart of this instrument.

         Section 19.      Tax-Free Exchange.

         Buyer acknowledges that Seller may sell the Property as part of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Buyer agrees to cooperate with Seller in connection with any such exchange and will incur no liability or expense as a result of such cooperation. Seller acknowledges that Buyer may purchase the Property as part of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Seller agrees to cooperate with Buyer in connection with any such exchange and will incur no liability or expense as a result of such cooperation.

         Section 20.      Terminology.

         The captions beside the section numbers of this Contract are for reference only and shall not modify or affect this Contract in any manner whatsoever. Wherever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

         Section 21.      Acceptance.

         This Contract shall be null and void unless counterparts hereof are executed and delivered by Seller and Buyer no later than 5:00 pm. on May 21, 1996.

         Section 22.      Attorney's Fees.

         In the event of any litigation between the parties hereto with respect to any rights or obligations hereunder, the unsuccessful party to any such litigation shall pay to the successful party therein all costs and expenses, including but not limited to court costs and reasonable attorney's fees incurred therein by such successful party, which costs, expenses and reasonable attorney's fees shall be included in, and as a part of, any judgment rendered or settlement in such litigation.

         Section 23.      Entire Agreement.

         This Contract, including the Exhibits hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

         Section 24.      Time of Essence.

         Time is of the essence of this Contract.

         IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the Effective Date.



                                 "SELLER"

                                 STONEGATE LEWISVILLE ASSOCIATES, LTD.,
                                 a California limited partnership

                                 By:  Clayton, Williams & Sherwood
                                      Financial Group 92, a California
                                      corporation,
                                      General Partner


                                      By:
                                         ---------------------------------
                                              Steven J. Sherwood
                                              President

                                  "BUYER"

                                  WALDEN RESIDENTIAL PROPERTIES, INC.,
                                  a Maryland corporation


                                  By:
                                     ------------------------------------
                                     Name:
                                              ---------------------------
                                     Title:
                                              ---------------------------

                            SCHEDULE OF EXHIBITS
                            --------------------



         EXHIBIT "A"               Legal Description

         EXHIBIT "B"               Personal Property Schedule

         EXHIBIT "C"               Schedules of Contracts

         EXHIBIT "D"               Closing Documents

         EXHIBIT "E"               Schedule of Deliveries to be made by Seller

         EXHIBIT "F"               Certificate of Non-Foreign Status

                                 EXHIBIT "A"


                     Legal Description of Real Property

                (to be supplied by Seller no later than 10 days
                           after the Effective Date)





                                      A

                                 EXHIBIT "B"

                        Schedule of Personal Property

                (to be supplied by Seller no later than 10 days
                           after the Effective Date)





                                      B

                                 EXHIBIT "C"

                            Schedule of Contracts

                (to be supplied by Seller no later than 10 days
                           after the Effective Date)





                                      C

                                 EXHIBIT "D"

                              Closing Documents


1. Special Warranty Deed ("Deed"), fully executed and acknowledged by Seller, dated as of the Closing Date, conveying the Property to Buyer.

2. Bill of Sale, fully executed and acknowledged by Seller, dated as of the Closing Date, conveying the Personal Property to Buyer.

3. Assignments of tenant leases, fully executed and acknowledged by Seller, dated as of the Closing Date, assigning all tenant leases affecting the Property to Buyer, together with certified rent rolls dated not earlier than 5 days prior to the Closing Date.

4. General Conveyance, Transfer and Assignment for the Property, fully executed and acknowledged by Seller, dated as of the Closing Date, conveying the Assigned Rights, other than tenant leases, to Buyer.

5. A standard form Owner's title policy for each Property ("Seller's Title Policy"), in an amount equal to the Acquisition Price as allocated by Buyer, issued by Title Company, insuring that Buyer is the owner of fee simple title to all the Real Property, subject to the Permitted Encumbrances, and to those Additional Encumbrances, if any, not removed or cured as permitted pursuant to Section 4(c) hereof.

6. To the extent in Seller's possession, all plans and drawings, books, records, literature, leasing aids, and stationery relating to the Property.

7. To the extent in Seller's possession, all contracts, permits, certificates and licenses applicable to the Property in the possession of Seller or its management company, and all tenant leases applicable to the Property.

8. To the extent in Seller's possession, originals of warranties and guarantees of all equipment, if any.

9.       Seller shall deliver to Buyer keys for all locks at the Property.

10. A Certificate of Non-Foreign Status in the form as set forth on Exhibit "F" hereto.

11. A letter to all tenants at the Property advising them of the sale of the Property, that all future rent and other amounts should be paid as Buyer shall direct and in such form and substance and containing such other matters as agreed between the parties.





                                      D

                                 EXHIBIT "E"

      Schedule of Documents to be Made Available or Delivered By Seller


1. Seller's most current owner's title insurance policy and a copy of all title reports and documents in Seller's possession.

2. A list and a copy of all service contracts, all documents pertaining to any leased personalty, and all warrants, guaranties and bonds relating to the Property, or any part thereof.

3. A complete, itemized and detailed inventory of the personal property to be conveyed by Seller to Purchaser at the Closing.

4. A copy of (i) all income and expense statements for the Property, for the year-to-date and for the most recently completed prior year (prepared on a monthly basis), and annual operating statements for the two (2) most recent fiscal years, certified by Seller or audited (when available) as having been prepared in accordance with generally accepted accounting principles (except to the extent prepared on a cash basis), (ii) operating budgets for the Property for the current calendar year and the upcoming calendar year (if available), (iii) a capital expenditure budget for the Property for the current calendar year and the upcoming calendar year, and (iv) such other information as may be reasonably required by Buyer's accountants to perform a complete audit of the Property for the twelve (12) month period ended December 31, 1995, and year-to-date 1996.

5. A copy of all ad valorem and other property tax statements (including personal property tax statements) relating to the Property for the current tax year and the immediately preceding two (2) tax years, including copies of any assessments or statements for the current or forthcoming year, including a summary of any contested tax assessments relating to the Property for the preceding two (2) years, and the results thereof.

6. A copy of (i) a resident rent roll for the improvements, showing actual occupancies, rentals, delinquencies, defaults, security deposits, assigned parking spaces (if any), free rent, rent concessions, resident incentives, lease terms, unit numbers, unit types, and unit amenities, (ii) a current schedule of rental rates for each type of unit within the improvements, and (iii) such other pertinent information regarding the resident leases and rental units as is reasonably available to Seller, including, without limitation a schedule of the appliances and amenities included in each type of rental unit.

7. If reasonably available to Seller, a copy of all site plans, surveys, soil and substrata reports and studies, engineering plans and studies, environmental reports or studies, architectural renderings, plans and specifications, construction contracts (with all applicable change





                                      E
         orders), floor plans, landscape plans, utility schemes and other similar plans, diagrams or studies; if any, relating to the Property.

8.       A copy of all certificates of occupancy for the improvements.

9. A copy of all swimming pool permits, boiler permits and other licenses and permits for the Property required by law and issued by any governmental authority having jurisdiction over the Property or Seller.

10. A list of all employees currently employed in the operation of the Property, setting forth his/her name, address, telephone number, position, salary, benefits, bonuses, leasing commissions, other incentives, apartment allowance (if applicable) and tenure with the Property.

11. A schedule outlining, and invoices, contracts and/or work orders pertaining to, any capital expenditures over the past two (2) years at the Property, showing the nature of the work, expense, date and unit or common area where the work was done.

12. A copy of the standard form of resident lease, leasing application, security and pet deposit documents, rules and regulations, leasing brochures, occupancy checklist, current marketing/leasing plans and business plans for the Property, other standard forms and documents currently used in connection with the leasing and marketing of the Property, and a profile of existing resident base, including data on age, income, sex, household structure, occupation, etc., to the extent such information is available to Seller.

13. A list of all utility deposits or bonds for the Property and a copy of all utility bills for the Property for the previous twelve (12) months, excluding individually metered resident utility bills.

14. Copies of and/or access throughout the End of Due Diligence to all resident files.

15. Copies of any available pertinent litigation of safety related issues with respect to the Property.

16. Such other books, records, leasing files, contracts, agreements and information relating to the Property that are in Seller's possession or are readily available to Seller and as may be reasonably required by Buyer's accountants to perform a complete audit of the Property for the twelve (12) month period ended December 31, 1995.




                                      E

                                  EXHIBIT "F"

                       CERTIFICATE OF NON-FOREIGN STATUS


         Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by E.F.W. Associates, Ltd., a California limited partnership (the "Seller), the undersigned hereby certifies the following on behalf of the
Seller:

         1. The Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

         2. The Seller's U.S. employer identification number is __________ and

         3.      The Seller's off ice address is: ____________________________.


         The Seller and the undersigned understand that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both. Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Seller.

Date:
     --------------------------



                                          -------------------------------------




                                      F